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                      June 27, 2022

       Abhijit Bhattacharya
       Executive Vice President and Chief Financial Officer
       Koninklijke Philips NV
       Philips Center
       Amstelplein 2, 1096 BC
       Amsterdam, The Netherlands

                                                        Re: Koninklijke Philips
NV
                                                            Form 20-F for the
Fiscal Year ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No.
001-05146-01

       Dear Mr. Bhattacharya:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences